K-5 Plastics, Inc.


                              Financial Statements

                           As of January 31, 1998 and
                 For the Ten Month Period Ended January 31, 1998

                               K-5 Plastics, Inc.


                        Index to the Financial Statements

                           As of January 31, 1998 and
                 For the Ten Month Period Ended January 31, 1998





     Report of Independent Accountants                                        1


     Financial Statements of K-5 Plastics, Inc.:


         Balance Sheet, January 31, 1998                                      2


         Statement of Operations

              for the ten month period ended January 31, 1998                 3


         Statement of Shareholders' Equity

               for the ten month period ended January 31, 1998                4



         Statement of Cash Flows

               for the ten month period ended January 31, 1998                5



     Notes to the Financial Statements                                        6

                        Report of Independent Accountants




To Board of Directors
K-5 Plastics, Inc.

We have audited the accompanying balance sheet of K-5 Plastics, Inc. (a California corporation) as of January 31, 1998, and the related statements of income, shareholders' equity, and cash flows for the ten month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the overall accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K-5 Plastics, Inc. as of January 31, 1998, and the results of its operations and its cash flows for the ten-month period then ended in conformity with generally accepted accounting principles.



Kelly & Company
July 14, 1999

                               K-5 Plastics, Inc.

                                  Balance Sheet

                                January 31, 1998
                  --------------------------------------------

                                     ASSETS
Current assets:

     Cash and equivalents                                           $     6,941
     Accounts receivable, net                                            29,891
                                                                    ------------

         Total current assets                                            36,832

Property, plant and equipment, net                                       61,941
                                                                    ------------

Total assets                                                        $    98,773
                                                                    ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable, trade                                        $    16,444
     Other current liabilities                                           17,816
     Line of credit                                                      40,180
     Note payable                                                        12,070
                                                                    ------------

         Total current liabilities                                       86,510
Note payable, net of current portion                                      7,826
                                                                    ------------

Total liabilities                                                        94,336
                                                                    ------------
Commitments and contingencies
Shareholders' equity:

     Preferred stock (no par value; 5,000 shares
         authorized, none issued or outstanding)                            -
     Common stock (no par value; 5,000 shares
         authorized, 1,000 shares issued and outstanding)                42,668
Accumulated deficit                                                     (38,231)
                                                                    ------------

Total shareholders' equity                                                4,437
                                                                    ------------

Total liabilities and shareholders' equity                          $    98,773
                                                                    ============

                               K-5 Plastics, Inc.

                             Statement of Operations

                 For the Ten Month Period Ended January 31, 1998
                 -----------------------------------------------


Sales                                                               $   354,539

Cost of sales                                                            66,560
                                                                    ------------

     Gross profit                                                       287,979

Operating expenses                                                      392,346
                                                                    ------------

     Loss from operations                                              (104,367)


Interest income                                                           3,414
                                                                    ------------

     Loss before provision for income taxes                            (100,953)

Provision for income taxes                                                  800
                                                                    ------------

Net loss                                                            $  (101,753)
                                                                    ============




                               K-5 Plastics, Inc.

                        Statement of Shareholders' Equity

                 For the Ten Month Period Ended January 31, 1998
                 -----------------------------------------------

                             Common       Common         Paid-in      Accumulated
                             Shares        Stock         Capital        Deficit          Total
                             ------       ------         -------      -----------        -----

Balance, March 31, 1997      1,000        $ 42,668         -          $  63,522          $  106,190

    Net loss                    -               -          -           (101,753)           (101,753)
                             -----        --------       -------      ----------         -----------

Balance, January 31, 1998    1,000        $ 42,668         -          $ (38,231)         $    4,437
                             =====        ========       =======      ==========         ===========


                               K-5 Plastics, Inc.

                             Statement of Cash Flows

                 For the Ten Month Period Ended January 31, 1998
                 -----------------------------------------------

Cash flows provided by (used in) operating activities:

     Net loss                                                       $  (101,753)
Adjustments to reconcile net loss to net cash
     provided by operating activities:
         Depreciation and amortization                                   14,005
         Allowance for doubtful accounts                                  3,645

     Decrease in assets:
         Accounts receivable                                             15,172
         Prepaid expense and other current assets                         2,660

     Increase (decrease) in liabilities:
         Accounts payable                                               (15,245)
         Deposits                                                       (20,125)
         Accrued liabilities                                             17,818
                                                                    ------------

Net cash used in operating activities                                   (83,823)
                                                                    ------------

Cash flows provided by (used in) investing activities:
         Purchase of property and equipment                             (53,948)
         Proceeds from disposition of property and equipment              2,550
                                                                    ------------

Net cash used in investing activities                                   (51,398)
                                                                    ------------

Cash flows provided by (used in) financing activities:
         Principal payments of debt                                     (21,925)
         Proceeds from line of credit                                    75,000
                                                                    ------------

Net cash provided by financing activities                                53,075
                                                                    ------------

Net increase in cash                                                    (82,146)
Cash, beginning of period                                                89,087
                                                                    ------------

Cash, end of period                                                 $     6,941
                                                                    ============

                       Supplemental Cash Flow Information

     Interest paid                                                  $     2,353
     Income taxes paid                                              $       940

                               K-5 Plastics, Inc.

                        Notes to the Financial Statements

                 For the Ten Month Period Ended January 31, 1998
                 -----------------------------------------------

1.   Description of Business
     -----------------------

      K-5  Plastics,   Inc.  (the  "Company")  manufactures  and  sells  plastic
      injection   moldings   to  various   manufacturers   throughout   Southern
      California.

2.   Summary of Significant Accounting Policies
     ------------------------------------------

     Recognition of Revenues

     Revenues are recognized when the Company's products are shipped.

     Property, Plant and Equipment

     Property, plant and equipment are recorded at cost and are depreciated using the straight-line method over the expected useful lives of the related assets, which range from three to seven years. Expenditures for normal maintenance and repairs are charged to operations and renewals and betterments are capitalized.

     Income Taxes


     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The principal sources of temporary differences are the different methods of reporting depreciation for financial and income tax reporting purposes.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   Accounts Receivable
     -------------------

     During the ten month period ended January 31, 1998, the Company recorded an allowance for doubtful accounts of $3,645 and recognized a bad debt expense of $3,645.

                               K-5 Plastics, Inc.

                 For the Ten Month Period Ended January 31, 1998
                 -----------------------------------------------



4.   Property, Plant and Equipment
     -----------------------------

     Property, plant and equipment consist of the following at January 31, 1998:



         Automobiles                                                $    35,684
         Machinery and equipment                                         58,543
         Furniture and fixtures                                           5,351
         Computers                                                       21,498
         Leasehold improvements                                          10,122
                                                                    ------------

                                                                        131,198
              Less: accumulated depreciation                             69,257
                                                                    ------------

         Total property, plant and equipment, net                   $    61,941
                                                                    ============

         Depreciation expense for the ten month period ended January 31, 1998 was $14,005.

5.   Line of Credit
     --------------

     The Company entered a line of credit agreement
     in June 1997 with a bank, to provide working
     capital up to $50,000. The line of credit bears
     interest at the bank's prime rate plus 2.75%
     (an effective rate of 11% at January 31,
     1998), and is collateralized by all assets of
     the Company. The line matures on June 10, 1998.                $    40,180
                                                                    ============

6.   Note Payable
     ------------

     Note payable to a bank,  collateralized by all
     assets of the Company,  with an interest rate
     of 11% per annum with monthly  payments of
     principal and interest of $1,162. The final
     payment is due August 1, 1999.                                 $    19,896

         Less: current maturities                                        12,070
                                                                    ------------

     Notes payable, noncurrent portion                              $     7,826
                                                                    ============

     Interest expense recognized by the Company for the ten month period ended January 31, 1998 was $2,353.

                               K-5 Plastics, Inc.

                 For the Ten Month Period Ended January 31, 1998
                 -----------------------------------------------



7.   Income Taxes
     ------------

     Components of the  provision for income taxes are as follows at January 31,
         1998: Current expense:
              Federal                                                       -
              State                                                 $       800
                                                                    ------------
                                                                            800
                                                                    ------------
         Deferred expense:
              Federal                                                       -
              State                                                         -
                                                                    ------------
                                                                            -
                                                                    ------------
         Total provision                                            $       800
                                                                    ============

     Significant components of the Company's deferred income tax assets and liabilities are as follows at January 31, 1998:

     Deferred income tax assets:
              Net operating loss                                    $    15,583
              Other                                                         989
                                                                    ------------

         Deferred income tax asset                                       16,572
              Valuation allowance                                       (13,926)
                                                                    ------------

         Total deferred income tax asset                                  2,646
                                                                    ------------

         Deferred income tax liabilities:
              Depreciation                                                2,646
                                                                    ------------

         Total deferred income tax liability                              2,646
                                                                    ------------

         Net deferred income tax liability                                  -
                                                                    ============


     Income tax expense differs from the expected federal income tax expenses due primarily to state taxes and the recognition of permanent timing differences.

     The Company has a federal and state net operating loss carryforwards of $80,424 and $39,812, respectively. The federal and state loss carryforwards will begin to expire in 2018 and 2003, respectively.

                               K-5 Plastics, Inc.

                 For the Ten Month Period Ended January 31, 1998
                 -----------------------------------------------



8.   Commitments
     -----------

     The Company leases its facility located in Huntington Beach, California. Future minimum lease payments at January 31, 1998 are as follows:

              1998                                                  $     3,000
              1999                                                       18,000
              2000                                                       16,500
                                                                    ------------
              Total future minimum lease payments                   $    37,500
                                                                    ============

     Rental expense was $15,000 for the ten month period ended January 31, 1998.

9.   Contingencies
     -------------

     Concentrations of Risk

     Financial instruments which subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. To reduce credit risk, the Company performs ongoing evaluations of its customer's financial condition but does not generally require collateral. Sales to four customers accounted for approximately 65% of revenues for the ten month period ended January 31, 1998. At January 31, 1998, accounts receivable included $18,435 due from these customers, which represents approximately 55% of total trade accounts receivable at that date.

10.  Disclosure about Fair Values of Financial Instruments
     -----------------------------------------------------

     The estimated fair value amounts of all financial instruments have been determined by using available market information and appropriate valuation methodologies. Fair value is described as the amount at which the instrument could be exchanged in a current transaction between informed willing parties, other than in a forced liquidation. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company does not have any off balance sheet financial instruments.

     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial statements:

     Cash and equivalents, accounts receivable, accounts payable and certain other current liability amounts are reported in the balance sheet at approximate fair value due to the short term maturities of these instruments.

                               K-5 Plastics, Inc.

                 For the Ten Month Period Ended January 31, 1998
                 -----------------------------------------------



11.  Subsequent Events
     -----------------

     On February 1, 1998, the Company was acquired by American Custom Components, Inc. in a transaction that has been accounted for as a business combination using the purchase method of accounting and is now its wholly owned subsidiary. The financial results of the Company's operations after January 31, 1998 are consolidated with the financial statements of American Custom Components, Inc. ("ACC"). As a result, the Company is controlled by ACC, and the operations of ACC may impact the Company's ability to continue as a going concern.

12.  Year 2000 Disclosure
     --------------------

     The Company has conducted a comprehensive review of its computer operations to identify the systems that could have been adversely affected by the Year 2000 Issue and has developed and implemented a plan that it believes had resolved the issue. The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software might have recognized a date using "00" as the year 1900 rather than the year 2000. This could have resulted in a major system failure or miscalculations. The Company presently believes that, with modifications already made to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for the Company's computer systems as so modified and converted.